                                HALE AND DORR LLP
                               Counsellors at Law
                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 * FAX 617-526-5000



                                 July 28, 2000



Aspen Technology, Inc.
Ten Canal Park
Cambridge, Massachusetts 02141

     Re:  Aspen Technology, Inc. 1995 Directors Stock Option Plan
          -------------------------------------------------------

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to 200,000 shares of common stock, $.10 par value per share (the "Shares"), of Aspen Technology, Inc., a Delaware corporation (the "Company"), issuable under the Company's Aspen Technology, Inc. 1995 Directors Stock Option Plan (the "Plan").

     We have examined the Certificate of Incorporation of the Company and the By-laws of the Company, each as amended, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of such Act or the rules and regulations of the Commission.

                                       Very truly yours,


                                       HALE AND DORR LLP


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